For Release:        Immediately

Contact:       Craig A. Streem
               Vice President - Investor Relations
               (847) 564-6053

               Celeste M. Murphy
               Director - Investor Relations
               (847) 564-7568


Household International to Purchase
Transamerica's Consumer Finance Business for $1.1 Billion


Prospect Heights, IL May 21, 1997 -- Household International (NYSE: HI) announced today that it has signed a definitive agreement for Household to purchase Transamerica Corporation's consumer finance business for $1.1 billion in cash. Household anticipates that the purchase will be accretive to earnings beginning with the current fiscal year.

With this agreement, Household will make significant progress toward achieving its strategic goal of expanding the HFC consumer finance branch network. The company will operate the acquired branches under the HFC brand. The acquisition will also add to the company's core group of customers and will add to the company's growth. The purchase will build Household's portfolio of core real estate-secured receivables by $3 billion, or almost 38 percent, and will bring Household's total managed assets to over $50 billion. The purchase excludes delinquent receivables. The economies of scale provided by the combined operations will result in significant cost savings.

Household intends to finance the purchase with a combination of debt and new common equity. The transaction will not increase
Household's financial leverage and will improve Household's efficiency ratio.

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William F. Aldinger, chairman and chief executive officer of
Household, said, "We are extremely pleased to have reached this agreement with Transamerica. This acquisition brings us a very high quality portfolio of real estate-secured loans, a great branch network, and many talented employees. It allows us to achieve additional top line growth by focusing on our core customer while improving our efficiency ratio. We and our associates at Transamerica are committed to a smooth and seamless transition. We look forward to serving our new customers with the same high quality service they experienced at Transamerica and to which we are dedicated at Household."

Frank C. Herringer, chairman and chief executive officer of Transamerica, added, "This transaction is not only good for our shareholders, but also Household will be a good home for the customers and employees of the consumer finance operations."

The companies anticipate closing prior to June 30, 1997.

Household International, through its subsidiaries, is a leading provider of consumer financial services primarily consumer lending and credit card products, in the United States, Canada and the United Kingdom. One of Household's primary businesses is HFC, the nation's oldest consumer finance company. Household is also one of the largest issuers of private-label and general purpose credit cards in the United States. Its principal cards include The GM Card and the AFL-CIO's Union Privilege card.

San Francisco-based Transamerica Corporation, which had consolidated assets of $50 billion at March 31, 1997, provides specialized financial and life insurance products and services to individuals and organizations worldwide.


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